Exhibit 15.2

Our ref	ELR/741234-000001/23218649v2
Direct tel	+852 3690 7424
Email	everton.robertson@maples.com

Zhangmen Education Inc.

No.1666 North Sichuan Road, Hongkou District, Shanghai

People’s Republic of China

2 May 2022

Dear Sirs

Zhangmen Education Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Zhangmen Education Inc., an exempted company with limited liability incorporated in the Cayman Islands (the "Company") in connection with the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021 ("Form 20-F"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933.

We hereby consent to the filing of this opinion as an exhibit to the Form 20-F and to the reference to our name under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Tax” included in the Form 20‑F, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-258079) that was filed on 22 July 2021, pertaining to the Company’s 2018 Option Plan and 2021 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP